EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT


                                 by and between

                               COMEDYNET.TV, INC.

                                    as Seller

                                       and

                        RED ROCK PICTURES HOLDINGS, INC.

                                  as Purchaser




                                 March __, 2009




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

                            ASSET PURCHASE AGREEMENT

This Agreement ("Agreement") is entered into as of March 24, 2009, by and between Red Rock Pictures Holdings, Inc., a Nevada Corporation (the "Purchaser" or the "Company"), and ComedyNet.TV, Inc., a Delaware corporation (the "Seller").

WHEREAS, Seller is a business primarily centered around providing comedy entertainment through different media sources (the "Business");

WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to purchase and assume from Seller, certain assets with respect to the Business on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Seller anticipates arranging an investment into the Purchaser of approximately $1,000,000 (the "Investment") funded in two tranches;


     NOW THEREFORE, In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

                                    ARTICLE I
PURCHASE AND SALE OF ASSETS

     1.1 Sale and Transfer of Assets. On and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase and acquire from Seller, free and clear of any encumbrances, all of Seller's right, title, and interest in and to all of the assets of Seller as set forth on Schedule 1.1 attached hereto ("Purchased Assets") at the Closing in consideration for the payment by Purchaser of the Purchase Price as specified below in Section 1.3.

     1.2 No Assumption of Liabilities. The Purchaser shall in no event assume or
be  responsible  for  any  liabilities,   liens,  security  interests,   claims,
obligations or encumbrances of Seller, contingent or otherwise.

     1.3 Consideration. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Purchased Assets and fulfillment of the Investment, Purchaser will pay or cause to be paid a purchase price consisting of Sixty-eight million (68,000,000) shares of the Buyer's common stock, par value $0.001 per share (the "Common Stock").

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


         1.3.1 The Common Stock shall be issued to the Seller in the following manner:

             (i) 500,000 shares of the Company's Series A Preferred Stock, $0.001 par value (the "Series A Preferred Stock"). Each share of Series A Preferred Stock shall be convertible into 100 shares of the Company's Common Stock, or an aggregate of 50,000,000 shares of Common Stock pursuant to the terms of the Series A Preferred Stock certificate of designation, a form of which is attached hereto as Exhibit A. The Series A Preferred Stock shall automatically convert into shares of the Company's Common Stock at such time as the Company has filed a certificate of amendment with the State of Nevada to increase the authorized shares of common stock of the Company to a minimum of 500,000,000 shares.

             (ii) On the Closing Date (as defined in Article IV), in addition to the share issuance as contemplated by Sections 1.3.1 herein, the Seller shall arrange an investment into the Purchaser by a third-party investor (the "Investor"), in the form of a secured convertible note (the "Secured Convertible Note"), attached hereto on Exhibit B,
         $100,000 of which has been delivered to the Purchaser prior to the Closing Date, $150,000 shall be delivered on the Closing Date (provided the Registration Statement, defined below, has been filed with the SEC) or if the Registration Statement has not been filed then such $150,000 shall be delivered on the date that the Registration Statement is filed, and $50,000 shall be delivered upon proof of the effectiveness being declared by the Securities and Exchange Commission ("SEC") of a Form S-1 to be filed at Closing registering the shares of Common Stock underlying the preferred shares issued to the Seller ("Registration Statement"). The Secured Convertible Note shall have a principal amount of Three Hundred Thousand ($300,000) dollars and bear interest of 10% per annum with a term of 12 months. The Secured Convertible Note shall be convertible at $0.06 per share and the Purchaser can repay the note in cash at any time prior to its maturity.

             (iii) In addition, within thirty (30) days of the Closing Date, the Investor shall fund an additional $200,000 (the "Boku Investment") to be used for the Boku Superfood advertising campaign. The Company will finance the production of a 30 minute infomercial (the "Boku Infomercial") and media to test. Funds generated from the Boku Infomercial shall be paid in the following order: (i) to the Company until it has recouped 100% of all verifiable direct, out of pocket expenses incurred by the Company in connection with the Boku Infomercial, including but not limited to; cost of goods sold, media, telephones, fulfillment, actual cost of shipping, customer service and credit card processing, (ii) to the Investor until Investor has recouped the Boku Investment in full , (iii) a management fee shall be paid to the Company equal to 3% of Adjusted Gross Revenue ( as defined in Section 1.3.1(iv)), and (iv) a commission equal to 15% of all revenue generated in perpetuity for every customer acquired as a result of the Company's marketing shall be paid to the Company, 1/3rd of which (5% of Gross) shall be immediately paid to Investor upon the Company's receipt thereof in return for its investment set forth herein in perpetuity.

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

             (iv) Additionally, Investor shall be granted a right of first refusal ("ROFR") to fund all future infomercial projects of the Company. If Investor has not received repayment in full of its Boku Investment, then Adjusted Gross Revenue (as defined below) from future infomercial deals produced by the Company shall first be used to repay Investor any amounts outstanding from the repayment of the Boku Investment until such Boku Investment has been repaid in full. Adjusted Gross Revenue shall be defined as gross revenue less cost of goods sold, media, phones, fulfillment, customer service costs, actual costs of shipping, returns and credit card charge-backs

             (v) An additional 18,000,000 shares of the Purchaser's Common Stock shall be issued to the Seller in the following manner (1) 9,000,000 shares of Common Stock shall be issued to the Seller in exchange for an additional investment of $150,000, (2) 9,000,000 shares of Common Stock shall be issued in exchange for an additional investment of $350,000. Such amounts are over and above the amounts set forth in (ii) and (iii) above.

     1.4 Consulting Agreement. On the Closing Date, the Company shall enter into a consulting agreement with Mark Graff, substantially in the form of the consulting agreement attached hereto on Exhibit C. The basic terms of the consulting agreement shall include the following: (i) $5,000 per month consulting fee for a period of six months; each such payment to be paid on the last day of each month, commencing on the date when the Company receives an additional $150,000 in funding from Investor, (ii) consultant shall have the exclusive right to sell and distribute the ComedyNet programming catalog to broadcast, cable and other ancillary markets in North America for a 2 year term,
(iii) consultant shall be entitled to a 30% distribution fee from all sales, and
(iv) sales reports to the Company shall be on a quarterly basis and any due revenue to the Company shall be disbursed no later than 30 days after receiving it.

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

                                   ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser that the statements contained in this Article II are correct and complete as of the date hereof:

     2.1. Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted. Seller is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of Seller.

     2.2. Authority; Enforceability. This Agreement and any other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by Seller and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and Seller has full corporate power and authority necessary to enter into this Agreement, and such other agreements delivered together with this Agreement or in connection herewith and to perform its obligations hereunder and under all other agreements entered into by Seller relating hereto.

     2.3. Approvals; Consents. Seller has, and on the Closing Date will have, the right, power and authority to enter into this Agreement and to sell, transfer and deliver the Purchased Assets and to perform all undertakings and obligations hereunder. No approval, authorization, consent, order or other action of, or filing with, any third party, including without limitation, any public, governmental, administrative or regulatory authority, agency or body (collectively, "consents"), is required in connection with the execution, delivery and/or performance of this Agreement by Seller or the consummation of the transactions contemplated hereby.

     2.4. Liens. Seller has good and marketable title to the Purchased Assets and has full power and authority to sell, assign and transfer to Purchaser all of the Purchased Assets free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, or restrictions. All of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted.

     2.5. Taxes. Except for $11,000 in past due taxes due to the State of New York, Seller has filed all federal, state, local, foreign or other tax returns which are required Taxes to be filed by any of them or been approved for an extension of same, and such returns are, to the best knowledge of Seller, true and correct. There is no material liability for the payment of any federal, state, local, foreign or other taxes whatsoever (including any interest or penalties) with respect to Seller except for which non-compliance would not have a material adverse effect on the business, operations or financial condition of Seller.

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

     2.6. Applicable Laws. Seller has complied with all applicable laws, rules and regulations of the City, County, State and federal government as required except for which non-compliance would not have a material adverse effect on the business, operations or financial condition of the Seller.

     2.6. Material Information. No material fact regarding the Purchased Assets has been omitted which would reasonably affect a prudent investor's decision to purchase the Purchased Assets being sold to Purchaser herein; and the information furnished by or on behalf of Seller in connection with its sale of the Purchased Assets and the transactions contemplated hereby do not contain any untrue statement of a material fact, or omit to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     2.7. No Brokers. No broker, finder or intermediary has been employed by or on behalf of Seller in connection with the transactions contemplated hereby, and to the best knowledge of Seller there is no such person entitled, as a result of Purchaser's action, to any fee or commission upon the consummation of the transactions contemplated hereby.

     2.8. Legal  Proceedings.  To the best knowledge of the Seller,  there is no
(a) legal proceeding pending or threatened, against, involving or affecting the Seller and/or any of its respective assets or rights, including the Purchased Assets; (b) judgment, decree, injunction, rule, or order of any governmental entity applicable to the Seller that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect; (c) legal proceeding pending or threatened, against the Seller that seeks to restrain, enjoin or delay the consummation of this Agreement or any of the other transactions contemplated by this Agreement or that seeks damages in connection therewith; or (d) injunction, of any type.

     2.9. Licenses; Compliance with Regulatory Requirements. The Seller holds all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign (collectively, the "Licenses") required for or which are material to the ownership of the Purchased Assets. The Seller is in compliance with, and has conducted its business so as to comply with, the terms of its respective Licenses and with all applicable laws, rules, regulations, ordinances and codes (domestic or foreign). Without limiting the generality of the foregoing, the Seller (i) has all Licenses of foreign, state and local governmental entities required for the operation of the Purchased Assets (the "Permits"), (ii) has duly and currently filed all reports and other information required to be filed with any governmental entity in connection with such Permits and (iii) is not in violation of any of such Permits.

     2.10. SEC Documents; Financial Statements. Except as set forth on Schedule 2.11, during the two (2) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the 1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Seller or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR

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system. As of their respective  filing dates, the SEC Documents  complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been
prepared  in  accordance   with  generally   accepted   accounting   principles,
consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Sellers which is not included in the SEC Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made not misleading.

     2.11. Absence of Certain Changes. Except as set forth on Schedule 2.12, since September 30, 2008 (the end of the Company's latest fiscal quarter), there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries. Except as disclosed in Schedule 2.12, since September 30, 2008, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $25,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $100,000. Neither the Company nor any of its subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company and its subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 2.12, "Insolvent" means, with respect to the Company, (i) the present fair saleable value of the Company's assets is less than the amount required to pay the Company's total indebtedness, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or
(iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

     2.12. No Undisclosed Events, Liabilities, Developments or Circumstances. Other than in the ordinary course of business, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would (I) individually or in the aggregate have a Material Adverse Effect on the Company or (II) be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

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     2.13. Absence of Litigation. Except as set forth in Schedule 2.14, there is no action, suit, proceeding, inquiry or investigation before or by the OTC Bulletin Board, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, the Common Stock or any of the Company's subsidiaries or any of the Company's or its subsidiaries' officers or directors


     2.14. OTC Bulletin Board Listing. The Company has not received, and has no reason to believe that it will receive, any notice from the OTC Bulletin Board seeking to delist the Company's Common Stock from the OTC Bulletin Board.


                                   ARTICLE III
                           PURCHASER'S REPRESENTATIONS

Purchaser hereby represents and warrants to Seller that the statements contained in this Article III are correct and complete as of the date hereof:

     3.1. Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted. Purchaser is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of Purchaser or its subsidiaries.

     3.2. Authority; Enforceability. This Agreement and any other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by Purchaser and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and Purchaser has full corporate power and authority necessary to enter into this Agreement and such other agreements delivered together with this Agreement or in connection herewith and to perform its obligations hereunder and under all other agreements entered into by Purchaser relating hereto.

     3.3. No Brokers. No broker, finder or intermediary has been employed by or on behalf of Purchaser in connection with the transactions contemplated hereby, and there is no such person entitled, as a result of Purchaser's action, to any fee or commission upon the consummation of the transactions contemplated hereby.

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     3.4.  Valid  Issuance.  The Common  Stock,  when  issued  pursuant  to this
Agreement, will be duly and validly authorized and issued, fully paid and non-assessable. The issuance of the Securities to Shareholders is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an exemption provided by Section 4(2) and Rule 506 promulgated thereunder.

                                   ARTICLE IV.

                                   THE CLOSING

     4.1. The Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall take place at the offices of Anslow & Jaclin, LLP on March 24, 2009 ("the Closing Date").

     4.2 Seller's Obligations at Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

         4.2.1. Instruments transferring to Purchaser all right, title and interest in and to Purchased Assets, or such other forms as Purchaser may reasonably request.

         4.2.2. A Bill of Sale transferring all of the Purchased Assets of Seller being purchased hereunder in a form acceptable to Purchaser and its counsel.

         4.2.3. Such other items as may be reasonably necessary for the Closing to occur.

         4.3. Cooperation by Seller. Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Purchaser, and will take any other Seller consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement.

     4.4. Purchaser's Obligations at Closing. Purchaser will deliver the required consideration; and such other items as may be reasonably necessary for the Closing to occur.

         4.4.1. a certificate registered in the name of each shareholder representing the number of shares of Common Stock and Series A Preferred Stock set forth on Schedule 1.2;

         4.4.2. a signed copy of the Convertible Note

         4.4.3 will file an S-1 Registration Statement with the SEC registering the common shares underlying the preferred shares to be issued to the Seller in accordance with the terms herein. The amount of such shares to be registered may be limited in accordance with Rule 415 of the Securities Act of 1933.

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                                    ARTICLE V
                                     GENERAL

     5.1. Indemnities.

     (a) Seller shall indemnify, defend and hold Purchaser, each of the officers, agents and directors and current shareholders of Purchaser as of the Closing Date, harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, reasonable attorneys' fees (collectively, "Losses"), that it shall incur or suffer, which directly or indirectly arise out of, result from, or relate to any breach, or failure to perform, any of Seller's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement. The indemnification described herein shall also apply in the event of an assertion against Purchaser, or the Purchased Assets, by any person, entity, government or subdivision thereof, of any claim, demand, penalty, fine, or tax accruing prior to the Closing. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

     (b) Upon Notice to Seller specifying in reasonable detail the basis therefore. Purchaser may set off any amount to which it may be entitled under this Article V against amounts otherwise payable under this Agreement. Neither the exercise nor the failure to exercise such right of setoff shall limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

     5.2. Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

     5.3. Transition. Seller shall cooperate and shall use best efforts to assist Purchaser in the smooth transition of the ownership of the Purchased Assets and in the preservation for Purchaser of the goodwill of Seller's advertisers, customers, suppliers, and others having business relations with Sellers and related to the Purchased Assets.

     5.4. Effect of Heading. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     5.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax or PDF copies of signatures shall be treated as originals for all purposes.

     5.6. Schedules. All schedules referred to herein shall be deemed incorporated by reference in their entirety as though fully set forth at the places to which they are referred. Unless otherwise stated, all references to schedules are references to schedules to this Agreement.

     5.7. Gender. Wherever appropriate in this Agreement, plural shall be deemed also to refer to the singular, the neuter shall be deemed to refer to the masculine, and vice versa.

     5.8. Parties in Interest. Nothing in this Agreement whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or Seller over or against any party to this Agreement.

     5.9. Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, no party may assign any or all of its rights under this Agreement without the prior written consent of the others.

     5.10. Survival. All representations, warrants and covenants contained in this Agreement shall survive the Closing and remain in full force and effect until the third anniversary of the Closing Date.

     5.11. Preparation of Agreement. Each party acknowledges that: (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel  separate and  independent  of legal counsel for any other party hereto;
(ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he or it under any belief or understanding that such legal counsel was representing his or its interests. Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

     5.12. Governing Law; Waiver of Jury Trial. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

     BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY SELLER, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO

     5.13. Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement must be brought in the courts of the State of New York or the appropriate federal court located in New York and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect to their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive, in connection with any such Seller or proceeding, any objection, including, without limitation, any objection to the venue or based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of any such Seller or proceeding in such respective jurisdictions.

     5.14. Injunctive Relief. The Parties agree that a breach of this Agreement may cause Purchaser irreparable harm for which monetary damages are not adequate. In addition to all other available legal remedies, Purchaser shall have the right to injunctive relief to enforce this Agreement.

     5.15. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     5.16. Expenses. Each of Seller and Purchaser will bear its own costs and expenses (including, without limitation, fees and expenses of attorneys, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

     5.17. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by facsimile addressed as follows:

         If to Seller:
         -------------
         ComedyNet.TV, Inc.
         Attn: Mark Graff
         444 Broadway, 4th Floor
         New York, NY 10013
         Tel: (212) 965-9166
         Fax: (212) 965-9169

         With a copy to:
         ---------------
         Richardson & Patel LLP
         Attn: Jody R. Samuels
         405 Lexington Avenue, 26th Fl
         New York, NY 10174
         Tel: (212) 907-6686
         Fax: (212) 907-6687

         If to Purchaser:
         Red Rock Pictures Holdings, Inc.
         Attn: Reno Rolle
         8228 Sunset Boulevard, 3rd Floor
         Los Angeles, CA 90046
         Tel: (323) 790-1813
         Fax: (323) ___-_____

         with a copy to (which shall not constitute notice):
         Anslow & Jaclin, LLP
         Attn: Gregg E. Jaclin, Esq.
         195 Route 9 South, Suite 204
         Manalapan, New Jersey 07726
         Tel: (732) 409-1212
         Fax: (732) 577-1188

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or faxed.

     5.18. Entire Agreement; Modification; Waiver. This Agreement and the exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     5.19. Securities & Exchange Commission. The Purchaser shall file a Schedule 14C Information Statement ("14C") with the Securities and Exchange Commission ("SEC") within 10 business days of the execution of this Agreement to increase the authorized common shares of the Purchaser to 500,000,000 shares. The
Purchaser will file a certificate of Amendment with the State of Nevada to increase the authorized shares as soon as possible in accordance with State and SEC rules and regulations.








                            [Signature page follows]

     IN WITNESS WHEREOF the parties have duly executed this Asset Purchase Agreement as of the date first written above.

"Seller"

COMEDYNET.TV, INC.

By:______________________________________
Name:
Title:


"Purchaser"

RED ROCK PICTURES HOLDINGS, INC.

By:______________________________________
Name:  Reno Rolle
Title: President, Chief Executive Officer

                                  SCHEDULE 1.1.

                                PURCHASED ASSETS

                                  SCHEDULE 1.2

                                 SHARE ISSUANCE





















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